Exhibit 10.26 (d)
AMENDMENT NO. 3 TO
TRANSITION AND SUCCESSION AGREEMENT
               THIS AMENDMENT TO THE TRANSITION AND SUCCESSION AGREEMENT (this “Amendment”) by and between Mylan Inc. (the “Company”) and Edward J. Borkowski (the “Executive”), is made as of December 22, 2008.
               WHEREAS, the Company and the Executive are parties to that certain Transition and Succession Agreement dated as of December 15, 2003 and amended on December 2, 2004 and April 3, 2006 (the “Agreement”); and
               WHEREAS, the Company and Executive wish to further amend the Agreement as set forth below to comply with Section 409A of the Internal Revenue Code;
               NOW, THEREFORE, the Agreement is hereby amended as follows:
1.	The following sentence is hereby added to the end of Section 5(a) of the Agreement:
Notwithstanding the above, to the extent the Executive is terminated (i) prior to the date on which a Change of Control occurs or (ii) following a Change of Control but prior to a change in ownership or control of the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), amounts payable to the Executive hereunder, to the extent not in excess of the amount that the Executive would have received under any other pre-Change-of-Control severance plan or arrangement with the Company had such plan or arrangement been applicable, shall be paid at the time and in the manner provided by such plan or arrangement and the remainder shall be paid to the Executive in accordance with the provisions of this Section 5(a).
2.	The following shall be added as a new Section 13(g):
Conditions to Payment and Acceleration; Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Executive under Section 5 of this Agreement until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in Section 5 that are due within the “short term deferral period” within the meaning of Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which the Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the Executive remits the related taxes.
3.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Pennsylvania.
4.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.
          IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

MYLAN INC.

/s/ Rodney L. Piatt

By: Rodney L. Piatt
Title: Chairman, Compensation Committee

/s/ Edward J. Borkowski

Edward J. Borkowski

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